Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-28695, No. 333-42485, No. 333-90177, No. 333-36734 , No. 333-120156 and No. 33-137004 on Form S-8 of our reports dated March 13, 2007 relating to the 2006 consolidated financial statements of L-1 Identity Solutions, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), ‘‘Share-Based Payment’’ on January 1, 2006) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of L-1 Identity Solutions, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Stamford, Connecticut
March 13, 2007